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Palmer Square Opportunistic Income Fund

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November 13, 2018

Dear Investor/Partner:

THANK YOU for being an investor with Palmer Square Capital Management LLC (“Palmer Square”). We are honored to be able to manage money on your behalf. You are receiving this communication as your investment advisor/consultant has decided to allocate part of your portfolio to a Palmer Square fund or you have invested capital directly with us. While it may be easy to ignore this proxy, PLEASE take a moment to read about an exciting development where we would appreciate your consideration.

As a refresher, Palmer Square is an asset management firm that provides fixed income and credit portfolios to a wide range of institutional and high net worth investors. Based right outside Kansas City, MO, Palmer Square manages approximately $7.5 billion in assets.

Palmer Square recently announced that the senior management of Palmer Square, Chris Long and Angie Long, reached an agreement with Montage Investments to buy the ownership interest currently held by Montage Investments. The transaction will return Palmer Square to being entirely management owned.

Outside of the ownership change, no other changes are anticipated at Palmer Square and the management team remains in place. We will continue to manage capital as we have done historically helping clients achieve their investment objective.

We are excited about this next stage in the Palmer Square story and believe heavily in the future promise of our team and credit investment platform. We continue to be very proud of the results that Palmer Square has generated for our clients and believe we are well-positioned to meet our goal of delivering strong risk-adjusted returns and operational and client service excellence.

We are grateful for your time and attention to this proxy. We look forward to continuing to be one of your selected asset managers.

Sincerely,

Christopher D. Long

President, Portfolio Manager and Founder

Palmer Square Capital Management LLC

2000 Shawnee Mission Parkway, Suite 300, Mission Woods, KS 66205

www.palmersquarecap.com | 816.994.3200 (main)